     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1999
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            NEW ERA OF NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                        84-1234845
(State of incorporation)                   (I.R.S. Employer Identification No.)


                        7400 EAST ORCHARD ROAD, SUITE 230
                               ENGLEWOOD, CO 80111
                                 (303) 694-3933

   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                           GEORGE F. (RICK) ADAM, JR.
                             CHIEF EXECUTIVE OFFICER
                            NEW ERA OF NETWORKS, INC.
                        7400 EAST ORCHARD ROAD, SUITE 230
                               ENGLEWOOD, CO 80111
                                 (303) 694-3933
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             MARK A. BERTELSEN, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300

        Approximate date of commencement of proposed sale to the public:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.



    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================

     TITLE OF EACH CLASS OF         AMOUNT TO BE       PROPOSED MAXIMUM         PROPOSED MAXIMUM          AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED       OFFERING PRICE PER       AGGREGATE OFFERING       REGISTRATION
                                                           SHARE(1)                 PRICE(1)                 FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock,  par value $0.0001     1,515,123               $13.31                $20,170,075             $5,610
per share
========================================================================================================================

    (1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock on July 28, 1999, as reported on The Nasdaq National Market.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

===============================================================================

PROSPECTUS
(Subject to completion, dated August 4, 1999)


                                1,515,123 Shares

                            NEW ERA OF NETWORKS, INC.

                                  Common Stock
                                 ---------------

     This prospectus is part of a registration statement that we filed with the SEC relating to the public offering of 1,515,123 shares (the "Shares") of our common stock that are held by some of our current stockholders. We issued such shares to these selling stockholders in connection with the acquisitions of D&M
(Asia) Ltd., a Hong Kong corporation, Database & Management (S) Pte. Ltd., a Singapore corporation, SLI International AG, a Swiss corporation, Convoy Corporation, a Delaware corporation and Microscript, Inc., a Massachusetts corporation. The sale of the Shares is not being underwritten.

     Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "NEON." On August 2, 1999, the last sale price of our common stock was $14.4375 per share.

 THIS OFFERING INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                ---------------

                        Prospectus dated August 4, 1999

                                TABLE OF CONTENTS

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                                                                    PAGE
                                                                    ----
WHERE YOU CAN FIND MORE INFORMATION .............................    2
FORWARD-LOOKING STATEMENTS ......................................    3
THE COMPANY .....................................................    4
RISK FACTORS ....................................................    5
USE OF PROCEEDS .................................................   11
SELLING STOCKHOLDERS ............................................   11
PLAN OF DISTRIBUTION ............................................   13
LEGAL MATTERS ...................................................   14
EXPERTS .........................................................   14

                                 ---------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

         THE SHARES OF COMMON STOCK ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE AN OFFER IS NOT PERMITTED.

         YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

                       WHERE YOU CAN FIND MORE INFORMATION

o GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

o STOCK MARKET. The common stock is traded on The Nasdaq Stock Market's National Market. Material filed by NEON can be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

o INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering has been completed:

                  1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

                  2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999.

                  3.       Our Current Report on Form 8-K/A filed on November
                           18, 1998.

                  4.       Our Current Report on Form 8-K filed on June 24,
                           1999.

                  5.       Our Current Report on Form 8-K filed on July 13,
                           1999.

                  6. The description of our common stock, which is contained in our registration statement on Form 8-A filed on January 23, 1997 and amended by our registration statement on Form 8-A/A filed on June 5, 1997.

                  7. The description of our preferred shares rights, which is contained in our registration statement on Form 8-A filed on August 14, 1998 and amended by our registration statement on Form 8-A/A filed on August 17, 1998.

         You may request free copies of these filings by writing or telephoning us at the following address:

                            New Era of Networks, Inc.
                        7400 East Orchard Road, Suite 230
                              Englewood, CO, 80111
                          Attention: Investor Relations
                                 (303) 694-3933

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated into this prospectus by reference contain forward-looking statements. Such forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about NEON's industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, that are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include those described in "Risk Factors" in this prospectus and in the documents incorporated into this prospectus by reference. You are cautioned not to place undue reliance on these forward-looking statements which reflect management's view only as of the date of this prospectus. We undertake no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements which it may make to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                   THE COMPANY

         New Era of Networks, Inc. ("NEON") develops, markets and supports enterprise application integration ("EAI") software and services. Our architectural platform provides organizations with a structured software platform for the rapid and efficient integration and ongoing maintenance of disparate systems and applications across the enterprise. Our packaged software solutions support EAI across popular hardware platforms, operating systems, and database types. NEON has four product offerings: MQSeries Integrator, NEON Integration Adapters, NEON Integration Options and NEON Integration Applications.

RECENT EVENTS

         Second Quarter Results. On July 20, 1999, we announced that our second-quarter revenues were $26.1 million, compared to revenues of $11.5 million for the same period last year. We reported a per-share loss of 28 cents, compared to a loss of 11 cents for the second quarter of 1998. Excluding acquisition-related charges and amortization, our loss for the quarter, net of tax effect, was 19 cents, compared to earnings of 5 cents in the second quarter of 1998. After our July 6, 1999 announcement of anticipated second-quarter results, several lawsuits alleging violation of federal securities laws have been filed against the Company and various officers. The Company believes that these lawsuits are without merit, and we will respond appropriately.

         Acquisitions. We announced in April the acquisition of VIE Systems, a privately held EAI company with a strong presence in travel and transportation, financial services and retail markets. Also in April, we announced the acquisition of SLI International AG, a worldwide provider of SAP R/3 implementation, training, support and business consulting services. In June, we announced the acquisitions of Convoy Corporation and MicroScript Inc. Convoy Corporation is a worldwide provider of application integration software and professional services for PeopleSoft applications. MicroScript Inc. is the leading supplier of application integration software on the Microsoft platforms. Their primary markets are healthcare and hospitality. In connection with the acquisitions we have made in the last nine months, we are re-assessing our cost structure. We have already consolidated certain of our offices and have terminated a number of employees in connection with those consolidations, and expect this to continue. As a result of these efforts, we plan to take a restructuring charge in the range of $3-$4 million in the third quarter of 1999.

                                  RISK FACTORS

         As described by the following factors, past financial performance should not be considered a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods.

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY AND WE MAY NOT BE ABLE TO MAINTAIN OUR HISTORICAL GROWTH RATES.

         Although we have had significant revenue growth in recent quarters, such growth rates may not be sustainable, and you should not use these past results to predict future operating margins and results. Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future. Our future operating results will depend on many factors, including the following:

         - the continued growth of the Enterprise Application Integration ("EAI") software market;

         - the size of the orders for our products, and the timing of such orders;

         -        potential delays in our implementations at customer sites;

         -        continued development of indirect distribution channels;

         -        increased demand for our products;

         -        the timing of our product releases;

         -        competition;

         - the effects of global economic uncertainty on capital expenditures for software;

         -        the effects of Year 2000 issues on software purchases.

         Quarterly revenues and operating results depend upon the volume and timing of customer contracts received during a given quarter, and the percentage of each contract which we are able to recognize as revenue during each quarter, each of which is difficult to forecast. In addition, as is common in the software industry, a substantial portion of our revenues in a given quarter historically have been recorded in the third month of that quarter, with a concentration of such revenues in the last two weeks of the third month. If this trend continues, any failure or delay in the closing of orders during the last part of a quarter will have a material adverse effect on our business.

         As a result of these and other factors, we believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance. If our future operating results are below the expectations of stock market analysts, our stock price may decline.

SOFTWARE LICENSE REVENUE GROWTH IS INCREASINGLY DEPENDENT ON OUR RELATIONSHIP WITH IBM.

         Our revenue growth for 1998 and the first quarter of 1999 reflected strong sales of MQIntegrator through IBM's distribution and reseller channel. For the first quarter of 1999, royalty revenue from IBM sales of MQIntegrator accounted for a significant portion of our total software license revenue. In the first quarter, IBM adopted MQIntegrator as an IBM-branded product known as MQSeries Integrator. As an IBM-branded product, IBM has assumed production and fulfillment obligations which is reflected in the royalty structure. IBM distributors and resellers will sell MQSeries Integrator and we will resell it both directly and through our indirect channels. We expect that IBM will account for an increasing percentage of our software license revenue in the remainder of 1999. Accordingly, we are more dependent on IBM's management of the MQSeries Integrator product, and any delay or shortfall in revenues from IBM, or in our ability to report revenue, could have a material adverse effect on our business and operating results.

IF OUR SALES CYCLE IS LONGER THAN WE ANTICIPATE, OUR OPERATING RESULTS MAY
SUFFER.

         Our customers typically take a long time to evaluate our products. Therefore the timing of license revenue is difficult to predict. A sale of our products to a customer typically involves a significant technical evaluation and a commitment of capital and other resources by the customer. This evaluation process frequently results in a sales cycle that lasts several months. Additional delays are caused by customers' internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations within their organization. Our operating expense levels are relatively fixed in the short-term and are based in part on expectations of future revenues.

Consequently, any delay in the recognition of revenue due to a longer sales cycle caused by these factors could result in operating losses.

WE HAVE A SHORT OPERATING HISTORY AND A HISTORY OF OPERATING LOSSES.

         An investor in our common stock must evaluate the risks, uncertainties, expenses and difficulties frequently encountered by early stage companies in rapidly evolving markets. We have had only a limited operating history upon which an evaluation of our Company and its prospects can be based. Prior to 1996, we recorded only nominal product revenue, and we have not been profitable on an annual basis. At December 31, 1998, our Company had an accumulated deficit of approximately $20 million (which includes acquisition-related costs). To address these risks and uncertainties, we must do the following:

         -        successfully implement our sales and marketing strategy;

         -        expand our direct sales channels;

         -        further develop our indirect distribution channels;

         -        respond to competition;

         -        continue to attract and retain qualified personnel;

         - continue to develop and upgrade our products and technology more rapidly than competitors;

         - commercialize our products and services with future technologies.

         We may not successfully implement any of our strategies or successfully address these risks and uncertainties. Even if we accomplish these objectives we may not be profitable in the future.

FAILURE TO ADD CUSTOMERS OR EXPAND INTO NEW MARKETS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         A significant portion of our revenue has come from a small number of large purchasers. For example, in 1998 our top ten customers accounted for 38% of total revenues. In 1998, Industrial Bank of Japan accounted for approximately 10% of our total revenues. Historically, our revenues have been derived primarily from sales to large banks and financial institutions. For example, sales to large banks and financial institutions accounted for 57% of total revenues in 1998 and approximately 72% of total revenues in 1997. These customers or other customers may not continue to purchase our products. Our failure to add new customers that make significant purchases of our products and services would have a material adverse effect on our business, financial condition and results of operations.

         While we have developed experience marketing our products to financial institutions, we have less experience with other vertical market segments. New market segments that we are currently targeting are likely to have significantly different characteristics than the financial institutions segment. As a result, we may change our pricing structures, sales methods, sales personnel, consulting services and customer support. We may not be successful in selling our products and services to the additional segments targeted. Our inability to expand sales of our products and services into these additional markets will materially adversely affect our business.

OUR GROWTH IS DEPENDENT UPON THE SUCCESSFUL DEVELOPMENT OF OUR DIRECT AND INDIRECT SALES CHANNELS.

         We sell our products primarily through our direct sales force and we support our customers with our internal technical and customer support staff. We will continue to rely on our ability to recruit and train additional sales people and qualified technical support personnel. Our ability to achieve significant revenue growth in the future will greatly depend on our ability to recruit and train sufficient technical, customer and direct sales personnel, particularly additional sales personnel focusing on the new vertical market segments that we target. We have in the past and may in the future experience difficulty in recruiting qualified sales, technical and support personnel. Our inability to rapidly and effectively expand our direct sales force and our technical and support staff could materially adversely affect our business.

         We believe that future growth also will depend on developing and maintaining successful strategic relationships with distributors, resellers, and systems integrators. Our strategy is to continue to increase the proportion of customers served through these indirect channels. We are currently investing, and plan to continue to invest, significant resources to develop these indirect channels. This could adversely affect our operating results if these efforts do not generate license and service revenues necessary to offset such investment. Also, our inability to recruit and retain qualified distributors, resellers and systems integrators could adversely affect our results of operations. Another risk is that because lower unit prices are typically charged on sales made through indirect channels, increased indirect sales could adversely affect our average selling prices and result in lower gross margins.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON OUR SUITE OF EAI PRODUCTS.

         A substantial majority of our revenues come from the NEON EAI suite of products and related services, and we expect this pattern to continue. Accordingly, our future operating results will depend on the demand for our suite of EAI products and related services by future customers, including new and enhanced releases that are subsequently introduced. There can be no assurance that the market will continue to demand our current products or that we will be successful in marketing any new or enhanced products. If our competitors release new products that are superior to our products in performance or price, demand for our products may decline. A decline in demand for NEON as a result of competition, technological change or other factors would have a material adverse effect on our business, financial condition and results of operations.

INABILITY TO INTEGRATE ACQUIRED COMPANIES MAY INCREASE THE COSTS OF RECENT ACQUISITIONS.

         We may from time to time acquire companies with complementary products and services in the application integration or other related software markets. Between September 1997 and June 1999, we acquired eight companies.
These acquisitions will expose us to increased risks and costs, including the following:

         - assimilating new operations, systems, technology and personnel;

         - diverting financial and management resources from existing operations.

         We may not be able to generate sufficient revenues from any of these acquisitions to offset the associated acquisition costs. We will also be required to maintain uniform standards of quality and service, controls, procedures and policies. Our failure to achieve any of these standards may hurt relationships with customers, employees, and new management personnel. In addition, our future acquisitions may result in additional stock issuances which could be dilutive to our stockholders.

         We may also evaluate joint venture relationships with complementary businesses. Any joint venture we enter into would involve many of the same risks posed by acquisitions, particularly those risks associated with the diversion of resources, the inability to generate sufficient revenues, the management of relationships with third parties, and potential additional expenses, any of which could have a material adverse effect on our financial condition and results of operations.

THERE ARE MANY RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

         We continue to expand our international operations, and these efforts require significant management attention and financial resources. Each version of our product also has to be localized within each country. We have committed resources to the opening and integration of additional international sales offices and the expansion of international sales and support channels. Our efforts to develop and expand international sales and support channels may not be successful. International sales are subject to a number of risks, including the following:

         -        longer payment cycles;

         -        unexpected changes in regulatory requirements;

         - difficulties and expenses associated with complying with a variety of foreign laws;

         -        import and export restrictions and tariffs;

         -        difficulties in staffing and managing foreign operations;

         - difficulty in accounts receivable collection and potentially adverse tax consequences;

         -        currency fluctuations;

         -        currency exchange or price controls;

         -        political and economic instability abroad.

         Additionally, intellectual property may be more difficult to protect outside of the United States. International sales can also be affected to a greater extent by seasonal fluctuations resulting from the lower sales that typically occur during the summer months in Europe and other parts of the world. In addition, the market for our products is not as developed outside of North America. We may not be able to successfully penetrate international markets or if we do, there can be no assurance that we will grow these markets at the same rate as in North America.

OUR FAILURE TO MANAGE GROWTH OF OPERATIONS MAY ADVERSELY AFFECT US.

         We must plan and manage effectively in order to successfully offer products and services and implement our business plan in a rapidly evolving market. We continue to increase the scope of our operations domestically and internationally and have grown our headcount substantially. For example, at January 1, 1996, we had a total of 35 employees and at July 27, 1999 we had a total of 1050 employees. We may further expand domestically or internationally through internal growth or through acquisitions of related companies and technologies. This growth will continue to place a significant strain on our management systems and resources.

         For us to effectively manage our growth, we must continue to enact the following measures:

         -        improve our operational, financial and management controls;

         -        improve our reporting systems and procedures;

         -        install new management and information control systems;

         -        expand, train and motivate our workforce.

         In particular, we are currently migrating our existing accounting software to a packaged application that will allow greater flexibility in reporting and tracking results. If we fail to install this software in an efficient and timely manner or if the new systems fail to adequately support our level of operations, then we could incur substantial additional expenses to remedy such failure.

WE MUST KEEP PACE WITH TECHNOLOGICAL CHANGE TO REMAIN COMPETITIVE.

         The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. Our existing products could be rendered obsolete if we fail to keep up in any of these ways. We have also found that the technological life cycles of our products are difficult to estimate, partially because they may vary according to the particular application or vertical market segment. We believe that our future success will depend upon our ability to continue to enhance our current product line while we concurrently develop and introduce new products that keep pace with competitive and technological developments. These developments require us to continue to make substantial product development investments.

         Existing Products. We currently serve a customer base with a wide variety of hardware, software, database, and networking platforms. To gain broad market acceptance, we believe that we will have to support our products on a variety of platforms. Our success will depend, among others, on the following factors:

         - our ability to integrate our products with multiple platforms, especially relative to our competition;

         - the portability of our products, particularly the number of hardware platforms, operating systems and databases that our products can source or target;

         - the integration of additional software modules under development with existing products;

         - our management of software development being performed by third-party developers.

         Future Products. There can be no assurance that we will be successful in developing and marketing future product enhancements or new products that respond to technological changes, shifting customer preferences, or evolving industry standards. We may experience difficulties that could delay these products. If we are unable to develop and introduce new products or enhancements of existing products in a timely manner or if we experience delays in the commencement of commercial shipments of new products and enhancements, then customers may forego purchases of our products and purchase those of our competitors.

OUR FAILURE TO MAINTAIN CLOSE RELATIONSHIPS WITH KEY SOFTWARE VENDORS WILL ADVERSELY AFFECT OUR PRODUCT OFFERING.

         We believe that in order to provide competitive solutions for heterogeneous, open computing environments, it is necessary to develop, maintain and enhance close relationships with a wide range of vendors, including database, Enterprise Resource Planning, supply chain and Electronic Data Interchange software vendors, as well as hardware and operating system vendors. There can be no assurance that we will be able to maintain our existing relationships or develop additional relationships with such vendors. Our failure to do so could adversely affect the portability of our products to existing and new platforms and databases and the timing of the release of new and enhanced products.

OUR INABILITY TO ATTRACT AND RETAIN PERSONNEL MAY ADVERSELY AFFECT US.

         Our success greatly depends on the continued service of our key technical, sales and senior management personnel. None of these persons are bound by an employment agreement. The loss of any of our senior management or other key research, development, sales and marketing personnel, particularly if lost to competitors, could have a material adverse effect on our future operating results. In particular George F. (Rick) Adam, our Chief Executive Officer, and Harold A. Piskiel, our Chief Technology Officer, would be difficult to replace. Our future success will depend in large part upon our ability to attract, retain and motivate highly skilled employees. We face significant competition for individuals with the skills required to perform the services we offer. We cannot assure that we will be able to retain sufficient numbers of these highly skilled employees. Because of the complexity of the EAI software market, we have in the past experienced a significant time lag between the date on which technical and sales personnel are hired and the time at which such persons become fully productive, and we expect this pattern to continue.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS MAY ADVERSELY AFFECT
US.

         Our success and ability to compete is dependent in part upon our proprietary technology. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We presently have no patents, but we have three patent applications pending. Despite our efforts to protect our proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of certain foreign countries do not protect our rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Any infringement of our proprietary rights could materially adversely affect our future operating results. Furthermore, policing the unauthorized use of our products is difficult and litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our future operating results.

INTELLECTUAL PROPERTY CLAIMS CAN BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

         It is also possible that third parties will claim that we have infringed their current or future products. We expect that EAI software developers will increasingly be subject to infringement claims as the number of products in different industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. There can also be no assurance that such royalty or licensing agreements, if required, would be available on terms acceptable to us, if at all. There can be no assurance that legal action claiming patent infringement will not be commenced against us, or that we would prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event a patent claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

GLOBAL ECONOMIC UNCERTAINTY MAY AFFECT THE CAPITAL EXPENDITURES OF OUR
CUSTOMERS.

         The EAI software market could be negatively impacted by certain generic factors, including global economic difficulties and uncertainty, reductions in capital expenditures by large customers, and increasing competition. These factors could in turn give rise to longer sales cycles, deferral or delay of customer purchasing decisions, and increased price competition. The presence of such factors in the EAI software market could adversely affect our operating results.

YEAR 2000 RISKS MAY RESULT IN MATERIAL ADVERSE EFFECTS ON OUR BUSINESS.

         Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in a little over a year, computer systems and/or software products used by many companies may need to be upgraded to comply with such year 2000 requirements. While we have assessed our products, services and internal systems, certain internal financial packages have not yet been implemented and may require further assessment by us. We believe we are currently expending sufficient resources to review our products and services, as well as our internal management information system in order to remedy those products, services and systems that are not year 2000 compliant. We expect such modifications will be made on a timely basis and we do not believe that the cost of such modifications will have a material effect on our operating results. There can be no assurance, however, that we will be able to modify such products, services and systems in a timely and successful manner to comply with the year 2000 requirements, which could have a material adverse effect on our operating results. Moreover, we believe that some customers may be purchasing our products as an interim solution to their year 2000 needs until their current suppliers reach compliance. Conversely, year 2000 issues could cause a significant number of companies, including our current customers, to reevaluate their current system needs and as a result consider switching to other systems and suppliers. Any of the foregoing could result in a material adverse effect on our business, operating results and financial condition. Additionally, during the next twelve months there is likely to be an increased customer focus on addressing year 2000 issues, creating the risk that customers may reallocate capital expenditures to fix year 2000 problems of existing systems. If customers defer purchases of our software because of such a reallocation, it could adversely affect our operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE.

         The trading price of our common stock has fluctuated significantly since our initial public offering in June 1997. In addition, the trading price of our common stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, developments with respect to patents or proprietary rights, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock.

ADOPTION OF THE EURO PRESENTS UNCERTAINTIES FOR OUR COMPANY.

         In January 1999, the new "Euro" currency is scheduled to be introduced in certain European countries that are part of the European Monetary Union, or EMU. During 2002, all EMU countries are expected to be operating with the Euro as their single currency. A significant amount of uncertainty exists as to the effect the Euro will have on the marketplace generally and, additionally, all of the final rules and regulations have not yet been defined and finalized by the European Commission with regard to the Euro currency. We are currently assessing the effect the introduction of the Euro will have on our internal accounting systems and the sales of our products. We are not aware of any material operational issues or costs associated with preparing our internal systems for the Euro. However, we do utilize third party vendor equipment and software products that may or may not be EMU compliant. Although we are currently taking steps to address the impact, if any, of EMU compliance for such third party products, the failure of any critical components to operate properly post-Euro may have an adverse effect on the business or results of operations of our Company or require us to incur expenses to remedy such problems.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. All net proceeds from the sale of the common stock covered by this prospectus will go to the Selling Stockholders who offer and sell their shares.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares owned by each of the Selling Stockholders as of July 27, 1999. None of the Selling Stockholders has had a material relationship with NEON within the past three years other than as described below or as a result of the ownership of the shares or other securities of NEON. None of the Selling Stockholders holds a number of shares that exceeds 1% of NEON's outstanding capitalization. No estimate can be given as to the amount of shares that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Stockholder named below.

                                             NUMBER OF                NUMBER OF SHARES WHICH
                                              SHARES                  MAY BE SOLD PURSUANT TO
NAME OF SELLING STOCKHOLDER             BENEFICIALLY OWNED              THIS PROSPECTUS (1)
---------------------------             ------------------            -----------------------
Paul Actis.........................             292                            225

Phillip Ciolfi.....................         222,832                         42,197

26 Frost Street Trust..............         222,832                        102,025

ALCE Partners......................          52,018                         46,817

Gayla Barger.......................             197                            178

Bay Partners.......................         134,350                        120,915

Rod Beckstrom......................           5,588                          5,030

Tom J. Bjornson....................          58,642                         52,778

Draper & Associates II.............         130,518                        117,467

Draper & Associates II.............           2,735                          2,462

Timothy Draper Living Trust........           5,007                          4,507

Demian Entrekin....................          23,603                         21,243

Steve M. Entrekin..................           7,751                          6,976

Caleb E. Entrekin..................           9,581                          8,623

Charles Entrekin Trust.............         125,218                        112,697

Charles Entrekin Trust.............           1,367                          1,231

John Fisher........................          10,014                          9,013

Chris Herron.......................           8,568                          7,712

Imperial Bank Warrant..............           1,072                            965

Steve Jurvetson....................           2,002                          1,802

Larry Kubal........................           3,338                          3,005

Labrador Ventures II...............          36,683                         33,015

Evelyn Lewin.......................             146                            132

Eric Loos..........................          13,716                         12,345

Lysander, LLC......................           6,676                          6,009

M. Petruzzelli Trust...............             888                            800

Mary Lou MacArthur.................             204                            184

Katie MacKrill.....................           3,271                          2,944

Mike McConnell.....................           5,628                          5,066

Rich McGillicuddy..................             886                            798

Neil McGovern......................           7,011                          6,310

Oasis Ventures LLC.................          10,186                          9,168

Warren Packard.....................             166                            150

Jerrold Petruzzelli................           9,366                          8,430

Constantino Quintong...............           2,375                          2,138

Ezra J. Roizen.....................          20,565                         18,509

Charles Schuman....................              63                             57

Margaret Shiner....................             350                            315

Tina Singh.........................             630                            567

Jim Smith..........................           2,337                          2,104

Carl Soane.........................           3,739                          3,366

John Valencia......................          42,269                         38,043

Woodside Fund III SBIC.............         132,664                        119,398

Lane Yago..........................             387                            349

Christopher F. DiTota..............          13,845                         12,461

Franz Koepper......................         106,193                         95,573

Christian Schuler..................          18,414                         16,573

Andrew Street......................          36,705                         15,600

Michael Eugene Tinworth............          12,235                          5,200


----------

   (1) Does not include an aggregate of 431,651 shares of common stock beneficially owned by the Selling Stockholders that have been deposited in escrow to secure the indemnification obligations of the Selling Stockholders. A number of shares equivalent to these escrow shares have been included in this registration statement, but they are not included in this column of the table. A prospectus supplement will be filed to reflect any change in the number of shares offered by the individual selling stockholders as a result of the expiration of the escrow.

                              PLAN OF DISTRIBUTION

         We are registering all 1,515,123 shares of common stock (the "Shares") on behalf of the Selling Stockholders. As used in this prospectus, "Selling Stockholders" includes the pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Shares may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of NEON in making decisions with respect to the timing, manner and size of each sale.

         The Selling Stockholders may sell the Shares in the over-the-counter market or otherwise, at (1) market prices prevailing at the time of sale, (2) prices related to the prevailing market prices or (3) negotiated prices. The Selling Stockholders may sell some or all of their Shares through:

         o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

         o an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

         o        in privately negotiated transactions.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

         In connection with the distribution of the Shares, the Selling Stockholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of NEON's common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also:

         o sell NEON common stock short and redeliver the Shares to close out such short positions;

         o enter into option or other types of transactions that require the Selling Stockholder to deliver the Shares to a broker-dealer, who will then resell or transfer the Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction); or

         o loan or pledge the Shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         The Selling Stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Stockholders may allow other broker-dealers to participate in resales. However, the Selling Stockholders and any broker-dealers involved in the sale or resale of the Shares may qualify as "underwriters" within the meaning of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the Selling Stockholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 153 of the Act, which may include delivery through the facilities of the NASD. NEON will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

         We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders, and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         The sale of Shares by the Selling Stockholders is subject to compliance by the Selling Stockholders with certain contractual restrictions they have with us. There can be no assurance that the Selling Stockholders will sell all or any of the Shares.

         NEON has agreed to indemnify certain Selling Stockholders against certain liabilities, including liabilities under the Securities Act. In return, certain Selling Stockholders have agreed to indemnify NEON and certain related persons against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for NEON by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

         The financial statements of NEON as of December 31, 1996, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Century Analysis Inc. as of and for the years ended December 31, 1997 and 1996 incorporated by reference in this prospectus from the Current Report on Form 8-K/A of New Era of Networks, Inc. filed on November 18, 1998 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

                                                      AMOUNT TO BE
                                                        PAID BY
                                                       REGISTRANT
                                                      ------------
SEC registration fee ..............................   $      5,715
Legal fees and expenses ...........................         15,000
Accounting fees and expenses ......................         10,000
Miscellaneous expenses ............................          4,285
                                                      ============
          Total ...................................   $     35,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for mandatory indemnifications of its directors and officers and permissible indemnifications of employees and offer agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

(a) Exhibits:

EXHIBIT
NUMBER                    DESCRIPTION OF DOCUMENT
-------                   -----------------------
2.1      Share Acquisition Agreement dated February 19, 1999 by and among
         Registrant, D&M (Asia) Ltd., Andrew Street and Michael Eugene Tinworth.

2.2      Share Acquisition Agreement dated February 19, 1999 by and among
         Registrant, Database & Management (S) Pte. Ltd., Andrew Street and
         Michael Eugene Tinworth.

2.3 Share Acquisition Agreement by and among Registrant, Franz Koepper and the Shareholders of SLI International AG dated as of April 15, 1999.

2.4 Agreement and Plan of Reorganization dated June 2, 1999 by and among the Registrant, Convoy Corporation and Cobra Acquisition Corporation
         (which is incorporated herein by reference to the exhibit filed with the Registrant's Report on Form 8-K dated June 9, 1999).

2.5 Agreement and Plan of Reorganization dated June 15, 1999 (as amended effective June 28, 1999) by and among Registrant, Microscript, Inc. and
         NEON Acquisition Corporation (which is incorporated herein by reference to the exhibit filed with the Registrant's Report on Form 8-K dated
         June 28, 1999).

5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding the legality of the securities being registered.

23.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).

23.2     Consent of Arthur Andersen LLP.

23.3     Consent of Deloitte & Touche LLP.

24.1     Power of Attorney (which is included on page II-3, herein).


(b) Financial Statement Schedules -- NONE

         Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON AUGUST 4, 1999.

                                     New Era of Networks, Inc.

                                     By: /s/ Leonard M. Goldstein
                                        ----------------------------------------
                                        Leonard M. Goldstein
                                        Senior Vice President and Senior Counsel


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS LEONARD M. GOLDSTEIN, AS HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEY-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN CONNECTION THEREWITH, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENTS, OR HIS SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


           SIGNATURE                                    TITLE                              DATE
------------------------------------------------------------------------------------------------------


   /s/ George F. Adam, Jr.        Chairman of the Board, Chief Executive                July 31, 1999
---------------------------------   Officer, President and Director (Principal
       George F. Adam, Jr.          Executive Officer)


   /s/ Patrick Fortune             President, Chief Operating Officer and Director      July 31, 1999
---------------------------------
       Patrick Fortune


   /s/ Stephen E. Webb            Senior Vice President and Chief Financial            July 31, 1999
---------------------------------   Officer (Principal Financial Officer)
       Stephen E. Webb


   /s/ Thomas P. Wilkas           Vice President and Corporate Controller              July 31, 1999
---------------------------------   (Principal Accounting Officer)
       Thomas P. Wilkas


   /s/ Harold A. Piskiel          Executive Vice President, Chief Technology           July 31, 1999
---------------------------------   Officer and Director
       Harold A. Piskiel


   /s/ Steven Lazarus             Director                                             July 31, 1999
---------------------------------
       Steven Lazarus


   /s/ Mark L. Gordon             Director                                             July 31, 1999
---------------------------------
       Mark L. Gordon


   /s/ Elisabeth W. Ireland       Director                                             July 31, 1999
---------------------------------
       Elisabeth W. Ireland


  /s/ Joseph E. Kasputys          Director                                             July 31, 1999
---------------------------------
      Joseph E. Kasputys

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
-------                         -----------------------
2.1      Share Acquisition Agreement dated February 19, 1999 by and among
         Registrant, D&M (Asia) Ltd., Andrew Street and Michael Eugene Tinworth.

2.2      Share Acquisition Agreement dated February 19, 1999 by and among
         Registrant, Database & Management (S) Pte. Ltd., Andrew Street and
         Michael Eugene Tinworth.

2.3 Share Acquisition Agreement by and among Registrant, Franz Koepper and the Shareholders of SLI International AG dated as of April 15, 1999.

2.4 Agreement and Plan of Reorganization dated June 2, 1999 by and among the Registrant, Convoy Corporation and Cobra Acquisition Corporation
         (which is incorporated herein by reference to the exhibit filed with the Registrant's Report on Form 8-K dated June 9, 1999).

2.5 Agreement and Plan of Reorganization dated June 15, 1999 (as amended effective June 28, 1999) by and among Registrant, Microscript, Inc. and
         NEON Acquisition Corporation
         (which is incorporated herein by reference to the exhibit filed with the Registrant's Report on Form 8-K dated June 28, 1999).

5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding the legality of the securities being registered.

23.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).

23.2     Consent of Arthur Andersen LLP.

23.3     Consent of Deloitte & Touche LLP.

24.1     Power of Attorney (which is included on page II-3, herein).